Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of iSun, Inc on Form S-3 of our report dated June 30, 2021 with respect to our audit of the consolidated financial statements of SolarCommunities, Inc. d/b/a SunCommon as of December 31, 2020 and 2019 and for the years then ended filed as Exhibit to the Current Report on Form 8-K filed by iSun Inc. on October 25, 2021. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/Gallagher Flynn & Company, LLP

Gallagher, Flynn & Company, LLP
S. Burlington, Vermont
January 19, 2022